                      [PRIMUS ASSET MANAGEMENT LETTERHEAD]

August 16, 2004

Thomas W. Jasper
39 Manursing Avenue
Rye, NY  10580

Dear Tom:

This letter agreement (the "Letter Agreement") sets forth the terms and conditions of your continued employment with Primus Asset Management, Inc., a
Delaware corporation (the "Company").

1.       Term. This Letter Agreement will govern the terms and conditions of your employment from the date of the completion of the underwritten, registered initial public offering (the "IPO") of the common shares, par value $.01 per share (the "Shares") of the Company's parent, Primus
         Guaranty, Ltd. ("Primus Guaranty") until the anniversary date thereof with respect to which you provide the Company, or the Company provides you, with at least 6 months advance written notice that this Letter
         Agreement shall terminate, provided that any such notice shall not be effective before the third anniversary of the IPO. The period from the
         IPO until such anniversary date with respect to which notice is provided is referred to below as the "Term", and the portion of the
         Term during which you are actually employed by the Company is referred to below as the "Employment Period". Should the IPO not occur for any reason, then this Letter Agreement shall be null and void and of no force and effect.

2.       Position; Duties. You will be employed by the Company as it Chief
         Executive Officer. You will report to the Board of Directors of the
         Company (the "Board"), and will perform such duties as may be specified by the Board from time to time not inconsistent with your position as
         Chief Executive Officer. You agree to use your best efforts to perform such duties faithfully, to devote all of your working time to the business of the Company and its subsidiaries and affiliates
         (collectively, the "Company Group"), and while you remain employed by the Company, you will not engage in any other business activity that is in conflict with your duties and obligations to any member of the
         Company Group. You will be permitted to serve as a director of any not-for-profit organization, or, with the consent of the Board, any other organization, so long as such service does not interfere with your ability to perform your duties for the Company. During the
         Employment Period, the Company agrees to cause Primus Guaranty to appoint you as its Chief Executive Officer and to nominate you to serve as a member of its Board of Directors, provided that following a Change in Control (as defined in

         paragraph 7(i) below), the Company shall have no further obligation to cause Primus Guaranty to appoint you to its Board of Directors.

3.       Base Salary. During the Employment Period you will be paid a base salary at an annual rate of $500,000, payable in accordance with the normal payroll practices established by the Company ("Base Salary").
         Your Base Salary will be reviewed at least once in each calendar year and may be subject to upward (but not downward) adjustment.

         4. Annual Bonus. With respect to each fiscal year of the Company that ends during the Employment Period, you will have an opportunity to earn a target bonus of 150% of your Base Salary based on achievement of a targeted level of performance (the "Annual Bonus"). Your actual Annual
         Bonus will primarily be based on the achievement of certain performance objectives that are established pursuant to the Primus Guaranty Annual
         Performance Bonus Plan, or such other plan as may be in effect from time to time, and a portion of the Annual Bonus may be paid in the form of a forfeitable Stock Award (as defined in paragraph 7(b) below), provided that at least 50% of the Annual Bonus must be paid in the form of cash. The cash portion of the Annual Bonus will be earned and payable as soon as practicable following the release of financial statements for the relevant fiscal year, and except as provided in paragraph 7 below, no portion of the Annual Bonus will be paid to you unless you remain employed by the Company through the date of payment.

         5. Stock Awards. Effective as of the date of the IPO, you shall be granted awards relating to 1,260,000 Shares (subject to adjustment for the reverse stock split expected to be effected prior to the IPO, with the resulting shares rounded down to the nearest whole multiple of
         100), 50% of which shall be in the form of an option to purchase Shares
         (the "Option") and 50% shall be in the form of performance shares (the
         "Performance Shares"). The Option shall carry an exercise price equal to the IPO price, and shall vest in four equal installments on the first, second, third and fourth anniversaries of the date of the IPO.
         The Performance Shares shall vest as of December 31, 2006 if targeted level of performance is achieved for the period commencing January 1,
         2004 and ending December 31, 2006. The Option and Performance Shares shall be granted pursuant to the Primus Guaranty 2004 Stock Incentive
         Plan, and shall be subject to the terms thereof, as well as award agreements to be issued thereunder. Upon a Change in Control, if no provision is made for the continuance, assumption or comparable substitution of the Option, the Performance Shares, or any other Stock
         Award (as defined in paragraph 7(b) below), then such Option,
         Performance Shares or other Stock Award, to the extent not vested, shall become fully vested immediately prior to the Change in Control.

         6. Benefits. During the Employment Period, the Company will provide you with such vacation, fringe benefits and insurance coverages that it will establish for senior executives of any member of the Company
         Group, including coverages for medical, dental, prescription drugs, vision, death and disability. You will also be entitled to participate in any future executive compensation plans established by any member of the Company Group at a level commensurate with your position with the
         Company, other than the Primus Guaranty Senior Management Severance Pay
         Plan.

7.       Termination.

         (a)  Generally. Notwithstanding the Term of this Letter Agreement, your employment with the Company will be at-will, meaning that you will be free to resign from the Company and the Company will be free to terminate your employment at any time. Upon any such termination or resignation during or upon expiration of the Term, you will be entitled to any Base Salary earned but not yet paid, any
              reimbursable business expenses incurred but not yet reimbursed, and any benefit to which you (or members of your family) may be entitled to under the Company Group's benefit plans as of the date of termination. In addition, except as provided below, any Stock
              Award that is a share option and that is or becomes vested upon your termination of employment shall remain exercisable for the 90 day period following such termination of employment, subject to the provisions of the applicable plan pursuant to which such share option was granted governing the rights of the committee under such plan to take actions in connection with corporate
              transactions, reorganizations and other similar events; provided, however, that if such termination is initiated by the Company for
              Cause, all share options shall immediately terminate.

         (b)  Death/Disability. In addition to the entitlements set forth in subparagraph (a) above, in the event that, prior to expiration of the Term, your employment terminates on account of your death or is terminated by the Company on account of your Disability, you shall be entitled to (i) the portion of the Annual Bonus, if any, payable in cash for the fiscal year immediately prior to such termination, to the extent such Annual Bonus has not already been paid, payable at the time such Annual Bonus would otherwise be paid (the "Prior Year Cash Bonus"), and (ii) the portion of the
              Annual Bonus, if any, that would have been paid to you in cash for the fiscal year in which such termination occurs on the assumption that target level of performance for such year was achieved, payable at such time that such Annual Bonus would have been paid had your employment not so terminated, but prorated for the portion of the fiscal year that you were actually employed (the
              "Prorated Cash Bonus"). In addition, any share option, restricted stock unit or other award relating to the Shares, or any
              securities or other consideration into which such Shares are converted in connection with a Change in Control, whether granted pursuant to the Primus Guaranty 2004 Stock Incentive Plan or otherwise (a "Stock Award") outstanding at the time of your termination of employment that would have become nonforfeitable solely by reason of your having remained employed by the Company
              (a "Service-Based Stock Award") shall become fully vested. Any
              Stock Award that would have become nonforfeitable by reason of both your having remained employed by the Company through the end of a specified performance period, and the Company or Primus
              Guaranty achieving a pre-established level of performance during such performance period (a "Performance-Based Stock Award"), shall vest on the assumption that targeted level of performance would have been achieved, and such vesting shall be prorated to reflect the portion of the performance period that you were actually employed. Any Stock Award that is a share option and that is or becomes vested upon your termination of employment by reason of your death or Disability shall

              remain exercisable for the one year period following such
              termination of employment, subject to the provisions of the applicable plan pursuant to which such share option was granted governing the rights of the committee under such plan to take actions in connection with corporate transactions, reorganizations and other similar events.

         (c)  Terminations Triggering Severance. In addition to the entitlements set forth in subparagraph (a) above, in the event that (x) your employment is terminated by the Company for any reason other than for Cause or your Disability prior to expiration of the Term, or
              (y) you terminate your employment for Good Reason prior to expiration of the Term, or (z) a Change in Control occurs prior to expiration of the Term and within 18 months after the Change in
              Control your employment is either terminated by the Company other than for Cause or Disability (including upon expiration of the
              Term pursuant to notice that is provided by the Company following a Change in Control pursuant to paragraph 1 above), or you terminate your employment for Good Reason, you will be entitled to receive the severance benefits described in subparagraph (d)
              below.

         (d)  Severance Benefits. Upon a termination of your employment described in subparagraph (c) above, and subject to satisfaction of the conditions set forth in subparagraph (f) below, you shall be entitled to (i) a cash payment equal to 5 times your Base
              Salary in effect at the time of such termination of employment, one-half of which shall be payable in accordance with the
              Company's normal payroll practices over the one year period following your termination of employment, and the remainder of which shall be payable in one lump sum at the end of such one year period, (ii) a cash payment equal to the Prior Year Cash Bonus as described in subparagraph (b) above, (iii) a cash payment equal to the portion of the Annual Bonus, if any, that would have been paid to you in cash for the fiscal year in which such termination occurs, payable at such time and in such amount that would have been paid had your employment not so terminated, but prorated for the portion of the fiscal year that you were actually employed, and (iv) continued health coverage for the two year period following such termination of employment on the same basis that such coverage is provided to senior executives of the Company during such period. In addition, upon a termination of your employment pursuant to clauses (x) and (y) of subparagraph (c)
              above, each Service-Based Stock Award will continue to vest on the same basis as it would have vested had you remained employed for the one year period following such termination, and upon a termination of your employment pursuant to clause (z) of
              subparagraph (c) above, each Service-Based Stock Award shall fully vest and each Performance-Based Stock Award shall vest on the assumption that targeted level of performance would have been achieved (or, if greater, performance that reasonably could be expected to be achieved based on actual performance through the date of the Change in Control), and such vesting shall be prorated to reflect the portion of the performance period that you were actually employed.

         (e)  Expiration of the Term. If your employment with the Company is terminated upon expiration of the Term, i.e. upon the third anniversary of the IPO or any

              subsequent anniversary following the provision of notice as provided in paragraph 1 above, regardless of which party provided the notice or initiated the termination, you shall not be entitled to the severance benefits described in subparagraph (d) above, except where expiration of the Term occurs within 18 months following a Change in Control pursuant to notice that is provided by the Company following a Change in Control pursuant to paragraph
              1 above. However, any unvested Stock Awards (both Time-Based Stock
              Awards and Performance-Based Stock Awards) outstanding at the time of such termination of employment shall continue to vest on the same basis as such awards would have vested had you remained employed for the period commencing on the date of such termination and ending on the date that you engage in Competitive Activities
              (as defined in paragraph 12 below), provided that you provide a written acknowledgment to the Company prior to each vesting date that you have not engaged in Competitive Activities. Any Stock
              Award that is a share option shall remain exercisable for the one year period following the later of the date of such termination of employment, or the date such share option vests pursuant to the preceding sentence, subject to the provisions of the applicable plan pursuant to which such share option was granted governing the rights of the committee under such plan to take actions in connection with corporate transactions, reorganizations and other similar events.

         (f)  Conditions. Your entitlement to receive, or continue to receive, the severance benefits, vesting and extended exercisability set forth in subparagraphs (d) and (e) above shall be conditioned upon
              (i) your execution of a release of claims in favor of all members of the Company Group in substantially the form attached as Exhibit
              A, and such release becoming irrevocable, as provided in such release, and (ii) your compliance with paragraphs 10 through 13 below. In the event of your breach of any of the provisions of such paragraphs, no further severance payments or benefits will be provided, and any unvested Stock Awards shall be immediately forfeited.

         (g)  No Mitigation. The amount and duration of the severance payments provided in subparagraph (d) above shall not be subject to a duty to mitigate and shall not be reduced by the amount of compensation that you receive from another employer, whether as a director, employee or consultant; provided, however, the Company's
              obligation set forth above to continue your health coverages will terminate no later than the date you become eligible for
              comparable coverage under another group health plan, and you agree to notify the Company of your eligibility for any such coverage.

         (h)  Offset. The Company may offset from any amount payable under subparagraph (d) above any amount you owe to any member of the
              Company Group.

         (i)  Definitions. For purposes of this Letter Agreement, the following terms shall have the meaning set forth below:

              "Cause" shall mean a finding by of a majority of the Company's
              Board of Directors (excluding you, if you are a director) at a meeting in which you will have an opportunity to participate that you have:

              (i)       materially failed, refused or neglected to perform your
                        job functions (other than by reason of a physical or
                        mental impairment) that continued after you have been
                        provided adequate and specific notice thereof;

              (ii)      failed to comply with any material term of this Letter
                        Agreement or any material term of any written Company
                        policy that is applicable and has been communicated to
                        you, which failure continued after you have been
                        provided adequate and specific notice thereof;

              (iii)     committed an act of fraud or embezzlement against any
                        member of the Company Group; or

              (iv)      been convicted of, or entered a plea of guilty or nolo
                        contendere to, a felony or misdemeanor involving moral
                        turpitude.

              "Disability" shall mean your continuous inability by reason of a physical or mental illness, injury or impairment to perform the duties assigned to you for a period of six consecutive calendar months.

              "Change in Control" shall mean:

              (i)       the acquisition by any person (within the meaning of
                        Section 13(d)(3) or 14(d)(2) of the Securities Exchange
                        Act of 1934 (the "Exchange Act")), excluding Primus
                        Guaranty or any of its subsidiaries or any employee
                        benefit plan sponsored by any of the foregoing, of
                        beneficial ownership (within the meaning of Rule 13d-3
                        under the Exchange Act) of securities of Primus Guaranty
                        representing 30% or more of the voting power with
                        respect to the election of directors, except that 50%
                        shall be substituted for 30% where such person
                        beneficially owned Shares immediately prior to the time
                        of the IPO, or is controlled by or is under common
                        control with, any such beneficial owner of the Shares;

              (ii)      the cessation for any reason of the individuals who
                        constitute the Board of Directors of Primus Guaranty as
                        of the effective date of the IPO (the "Incumbent Board")
                        to constitute at least a majority of the members of the
                        Board of Directors of Primus Guaranty, provided that any
                        individual becoming a director subsequent to the
                        effective date of the IPO whose election, or nomination
                        for election by Primus Guaranty's stockholders, was
                        approved by a vote of at least a majority of the
                        directors then comprising the Incumbent Board (other
                        than any individual whose nomination for election to
                        membership on Primus Guaranty's Board of Directors was
                        not endorsed by Primus Guaranty's management prior to,
                        or at the time of, such individual's initial nomination
                        for election) shall be,

                        for purposes of this Letter Agreement, considered as
                        though such person were a member of the Incumbent Board;
                        or

              (iii)     the consummation of a merger, consolidation,
                        recapitalization, reorganization, sale or disposition of
                        all or a substantial portion of the Primus Guaranty's
                        assets, a reverse stock split of outstanding voting
                        securities, or the issuance of shares of stock of Primus
                        Guaranty in connection with the acquisition of the stock
                        or assets of another entity, provided, however, that a
                        Change in Control shall not occur under this clause
                        (iii) if consummation of the transaction would result in
                        more than 50% of the total voting power with respect to
                        the election of directors represented by the voting
                        securities of Primus Guaranty (or, if not Primus
                        Guaranty, the entity that succeeds to all or
                        substantially all of Primus Guaranty's business)
                        outstanding immediately after such transaction being
                        beneficially owned by all or substantially all of the
                        holders of outstanding voting securities of Primus
                        Guaranty immediately prior to the transaction, with the
                        voting power of each such continuing holder relative to
                        other such continuing holders not substantially altered
                        in the transaction.

              "Good Reason" shall mean:

              (iv)      any material breach by the Company of its obligations
                        under this Letter Agreement, after you have given the
                        Company written notice and an opportunity to cure such
                        breach;

              (v)       a material and adverse change or diminution of your job
                        duties or responsibilities as an officer of any member
                        of the Company Group, after you have given the Company
                        written notice and an opportunity to cure such change or
                        diminution; or

              (vi)      a relocation of your principal place of employment by
                        more than 50 miles from New York City.

8.       Special Tax Gross-Up

         (a)  Gross-Up. You shall be entitled to a payment in an amount that, on an after-tax basis (including federal income and excise taxes, social security and Medicare taxes and state and local income taxes) equals the excise tax imposed on you under Section 4999 of the Code (the "Excise Tax") by reason of amounts payable under this Letter Agreement, as well as other amounts payable outside this Letter Agreement by any member of the Company Group that are described in Section 280G(b)(2)(A)(i) of the Code. For purposes of this subsection, you shall be deemed to pay federal, state and local income taxes at the highest applicable marginal rate of taxation.

         (b)  Cut-Back. Notwithstanding paragraph 8(a), no payment shall be made thereunder, and amounts payable under this Letter Agreement and, if necessary,

              amounts payable outside of this Letter Agreement by any member of the Company Group that are described in Section 280G(b)(2)(A)(i)
              of the Code, shall be reduced to the extent necessary to avoid any portion of any such payment being treated as a "parachute payment"
              within the meaning of Section 280G(b)(2) of the Code if, after such reduction, you would retain at least 90% of the amount that would otherwise be payable without regard to this paragraph 8(b).
              Reductions to be made under this paragraph 8(b) shall first be applied to amounts payable in cash, then to non-cash benefits other than acceleration of vesting, and then to acceleration of vesting.

         (c)  Determinations. Determinations of the Excise Tax and the amount of the payment or reduction to be made pursuant to paragraph 8(a) or
              (b) shall be made by the Company. If it is subsequently determined by the Internal Revenue Service ("IRS") that the Excise Tax is greater than the amount so determined, the Company shall
              recalculate the payment or reduction to be made pursuant to paragraph 8(a) or (b), and make any appropriate payment to you.
              The Company, at its cost, may, on your behalf, challenge any assessment or imposition of any such excise tax by the IRS, and you shall reasonably assist and cooperate with the Company, at the
              Company's expense, with respect to any such challenge. Should you receive a refund of any excise tax previously paid, you shall repay to the Company the portion of any gross-up payment made in respect of the Excise Tax so refunded and you agree that you will with respect to the applicability of the Excise Tax, take a position consistent with that of the Company at all times.

9.       Return of Property. You agree that upon termination of your employment with the Company for any reason, you will immediately resign all officer and director positions you may have with any member of the
         Company Group. You further agree that you will as promptly as practicable deliver to the Company all documents, correspondence, memoranda, notes, records, reports, plans, designs, studies and any other papers or items made or received by you in connection with your employment with the Company (including without limitation documents prepared by you or which may have come into your possession in the course of your employment hereunder) that are reasonably necessary to the on-going functioning of the Company (whether or not constituting confidential information), and all computer equipment, disks and software, keys, credit cards, books and other property of the Company then in your possession.

10.      Proprietary Information. You understand that your work with the Company will involve access to and creation of confidential (including trade secrets) and proprietary information of any member of the Company Group
         (collectively "Proprietary Information") and recognize that it is in the legitimate business interest of any member of the Company Group to restrict your disclosure or use of Proprietary Information. You therefore agree that you will maintain the confidentiality of, and will never use or disclose, or authorize any other person or entity to use or disclose, any Proprietary Information, other than in connection with your employment as necessary to further the business objectives of the
         Company or as may be required by law or legal process or as may be required for you to enforce your rights under this Letter Agreement or as a stockholder of Primus Guaranty. The term Proprietary Information includes, by way of

         example and without limitation, matters of a technical nature, such as software design and specifications, financial models, scientific, trade and engineering secrets, "know-how", formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs
         (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of any member of the
         Company Group, the management, operation and planning of any member of the Company Group, procurement and promotional information, credit and financial data concerning customers or suppliers of any member of the
         Company Group, and other information of a similar nature to the extent not available to the public, and plans for future development, but does not include any information that has been publicly disclosed or was known to you prior to accepting employment with the Company.

11.      Innovations. You agree to promptly and fully disclose to the Company all ideas, inventions, discoveries, creations, designs, materials, works of authorship, trademarks, and other technology and rights (and any related improvements or modifications thereof), whether patentable or not, copyrightable or not, or otherwise protectable or not under any form of legal protection afforded to intellectual property
         (collectively, "Innovations"), relating to any activities of any member of the Company Group, conceived or developed by you alone or with others during the Employment Period or any prior term of employment with any member of the Company Group, whether or not conceived during regular business hours. Such Innovations shall be the sole property of the Company. To the extent possible, such Innovations shall each be considered a Work Made For Hire by you for the Company within the meaning of the U.S. Copyright Act. To the extent such Innovations may not be considered such a Work Made For Hire, you hereby assign to the
         Company, without additional consideration, any right, title, or interest you may now have in such Innovations, and going forward, you agree to automatically assign to the Company at the time of creation of the Innovations, without additional consideration, any right, title, or interest you may have in such Innovations. You will (whether during or after your employment with the Company) execute such written instruments and do other such acts as may be necessary in the reasonable opinion of the Company to obtain a patent, register a copyright, or otherwise protect or enforce the Company's rights in such
         Innovations. You agree to assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Innovations.

12.      Competing Businesses. You agree that, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, during the
         Employment Period and, if your employment is terminated under circumstances described in paragraph 7(c), for a period of 12 months thereafter, you will not directly or indirectly, on your own behalf or as a partner, officer, director, employee, agent, consultant or stockholder (other than as the holder of 1% or less of the voting capital stock of any corporation with a class of equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934,

         as amended) engage in or render services to any person or entity engaged in the development or sale of financial products related to credit risk transfer, or that is a dealer with respect to such products, where your activities will relate primarily to financial products offered by any member of the Company Group at the time of your termination of employment ("Competitive Activities"). In the event of a termination of your employment other than pursuant to paragraph 7(c), the Company may elect, by providing you written notice within 10 days of such termination, to provide you with a payment equal to 2.5 times your Base Salary, payable in accordance with the Company's normal payroll practices over the one year period following your termination of employment, and continued vesting of your Service-Based Stock Awards during such one year period, and in exchange therefor you agree not to engage in Competitive Activities during such one year period. The
         Company may, at any time during such one year period, cease making such payments, at which time you will be relieved of your obligation not to engage in Competitive Activities. The period following your termination of employment during which this paragraph 12 applies is referred to as the "Restricted Period". If, in any judicial proceeding, a court shall refuse to enforce this covenant because the time limit is too long or because it is more extensive than necessary to protect the business and goodwill of the Company, it is understood and agreed between the parties that for purposes of such proceeding such time limitation and areas of enforcement shall be reformed to the extent necessary to permit enforcement of such covenant.

13.      Business Relationships. You acknowledge that the relationships of all members of the Company Group with their employees, customers and vendors are valuable business assets. You agree that, during the
         Employment Period and during the Restricted Period, you will not directly or indirectly (for yourself or for any third party) divert or attempt to divert from any member of the Company Group any business, employee, customer or vendor, through solicitation or otherwise.

14.      Nondisparagement. You agree that you will not issue any communication or statement that disparages any member of the Company Group, except if testifying truthfully under oath pursuant to subpoena or other legal process or otherwise responding to or providing disclosures required by law in connection with an investigation by a governmental or law enforcement agency. The Company will not, and will use reasonable efforts to cause its senior executive officers to not, issue any communication or statement that disparages you, except if testifying truthfully under oath pursuant to subpoena or other legal process or otherwise responding to or providing disclosure required by law in connection with an investigation by a governmental or law enforcement agency. Notwithstanding the foregoing, nothing in this paragraph 14 shall be construed so as to preclude any member of the Company Group from fairly and accurately discussing, reporting or communicating, orally or in written form, concerning the performance of the business of any member of the Company Group during your employment.

15.      Enforcement. You agree that: (i) the covenants set forth in paragraphs
         10 through 13 are reasonable in all respects, including, where applicable, geographical and temporal scope, and (ii) the Company would not have entered into this Letter Agreement but for your covenants contained therein, and (iii) the covenants contained therein have been made in order to induce the Company to enter into this Letter
         Agreement. If, at the time of

                                       10

         enforcement of paragraphs 10 through 13, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You recognize and affirm that in the event of your breach of any provision of paragraphs
         10 through 13, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, you agree that in the event of a breach or a threatened breach by you of any of the provisions of paragraphs 10 through 13, the Company, in addition and supplementary to other rights and remedies granted by law existing in its favor (including recovery of damages and costs (including reasonable attorneys' fees)), may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

16.      Indemnification. To the fullest extent permitted by law, the Company will indemnify you and hold you harmless from all claims arising from any action taken by you, or your failure to act, within the scope of your authority as an officer or director of any member of the Company
         Group, unless the action or omission is fraudulent or constitutes willful misconduct or gross negligence. You shall also be covered under any directors & officers liability insurance policy secured by the
         Company.

17.      Withholding. The Company shall have the right to withhold from any amount payable hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

18.      Legal Fees. The Company agrees to reimburse you for your legal fees incurred in connection with the negotiation and review of this Letter
         Agreement, up to a maximum of $10,000, upon the presentation to the
         Company by you of appropriate substantiation of such fees.

19.      No Conflicts; Proper Authorization. You represent and warrant to the
         Company that your acceptance of continued employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement. The Company represents and warrants to you that the terms of this Letter Agreement have been fully authorized and approved by the Board of Directors of the Company.

20.      Governing Law. The terms of this Letter Agreement and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New
         York.

                                       11

21.      Dispute Resolution. Except for any claims or controversy relating to the enforcement of the restrictive covenants set forth in paragraphs 9 through 14 which may be brought in any court of competent jurisdiction, any other disputes arising out of this Letter Agreement, including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration before a panel of three arbitrators serving under the Commercial Arbitration
         Rules of the American Arbitration Association ("AAA"). In event of a dispute, a written request for arbitration shall be submitted to the
         New York, New York office of the AAA. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys' fees and witness expenses, shall be shared equally by you and the Company. Each party shall bear its own witness expenses and attorneys fees, provided, however, the Company will reimburse you for your legal fees in connection with any such dispute where you are found to be the prevailing party by the arbitrator and/or court.

22.      Entire Agreement. This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and any member of the
         Company Group or any of their predecessors, on the other hand
         (including the employment letter between you and Primus Corporate
         Services Inc., dated March 12, 2002 (the "March 12, 2002 Agreement"), and constitutes the sole and entire agreement between you and the
         Company pertaining to the subject matter hereof. Notwithstanding the above, the March 12, 2002 Agreement shall remain in effect if this
         Letter Agreement becomes null and void pursuant to paragraph 1 hereof.

23.      Survival. You acknowledge that the provisions of paragraphs 9 through
         15, 16, 20 and 21 shall survive termination of this Letter Agreement upon expiration of the Term.

24.      Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

25.      Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested to, the parties at their respective addresses set forth below:

         To the Company:

         Primus Asset Management, Inc.
         360 Madison Avenue
         23rd Floor
         New York, NY 10017

                                       12

         To the Executive:

         Mr. Thomas W. Jasper
         39 Manursing Avenue
         Rye, New York 10580

26.      Opportunity to Consult with Counsel. You acknowledge and affirm that you have had the opportunity to consult with an attorney prior to signing this Letter Agreement.

                                     * * * *

If the foregoing is acceptable to you, kindly sign and return to me one copy of this letter, and this letter shall constitute a binding agreement between you and the Company.

                                             Sincerely yours,

                                             Primus Asset Management, Inc.

                                             By:  /s/ Zachary Snow
                                                --------------------------------
                                                Name:  Zachary Snow
                                                Title: Secretary
AGREED TO AND ACCEPTED:

/s/ Thomas W. Jasper
-----------------------------------------------------
Thomas W. Jasper

                                       13

                                                                       EXHIBIT A

                                     RELEASE

         I, Thomas W. Jasper, the undersigned, agree to accept the compensation, payments, benefits and other consideration provided for in paragraph 7(d) [or
(e)] of the employment letter agreement between me and Primus Asset Management,
Inc. (the "Company") dated August 16, 2004 (the "Letter Agreement") in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY
RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law ("Claims"), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my status as a stockholder of the Company and
Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys' fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights
Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, the Employee
Retirement Income Security Act, the Age Discrimination in Employment Act
(including but not limited to the Older Workers Benefit Protection Act), the
Americans with Disabilities Act, the National Labor Relations Act, the Family
and Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act, [add
applicable state laws and/or Bermuda laws relating to employment] and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment. Notwithstanding the above, I do not release my right to any right to indemnification I may have as a director, officer or employee pursuant to applicable law and/or the Company's certificate of incorporation nor do I release any rights to any earned and vested benefits to which I am entitled under the terms of any employee benefit plan maintained by the Company or any of its affiliates.

         I represent and affirm (i) that I have not filed any Claim against the
Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims within the meaning of this paragraph.

         For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known

or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney's fees. I expressly waive any right to assert after the execution of this Release that any such
Claim has, through ignorance or oversight, been omitted from the scope of the
Release.

         For purposes of this Release, the term "the Company and Releasees"
includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

         I understand that I have a period of up to 21 days from my receipt of this Release to review and consider this Release. I further understand that once
I have signed this Release, I may revoke it at any time during the 7 days following its execution by delivering a written notice of revocation to the
Company, attention General Counsel. I further understand that if I fail to execute and return this Release to the Company, attention General Counsel, prior to the expiration of such 21 day period, or revoke my execution of the Release during such 7 day period, I will not be entitled to the compensation, payments, benefits and other consideration provided for in paragraph 7(d) [or (e)] of the
Letter Agreement.

I ACKNOWLEDGE THAT I HAVE READ THIS
RELEASE AND I UNDERSTAND
AND ACCEPT ITS TERMS

------------------------------              ---------------------
Thomas W. Jasper                            Date

Sworn to before me this
___ day of ________, 20__

----------------------------
Notary Public

                                        2